Citizens Communications
                                                        3 High Ridge Park
                                                        Stamford, CT 06905
                                                        203.614.5600
                                                        Web site: www.czn.net


FOR IMMEDIATE RELEASE

Contact:
Brigid M. Smith, Assistant Vice President
Corporate Communications
(203) 614-5042
bsmith@czn.com


                         CITIZENS COMMUNICATIONS REPORTS
               2000 YEAR-END AND FOURTH-QUARTER FINANCIAL RESULTS

March 7, 2001 - Citizens Communications (NYSE:CZN) today reported financial results for the year and quarter ended December 31, 2000.

Effective with the fourth quarter of 2000, the company has reclassified its electric segment as "Assets Held For Sale" and is no longer including them in the results of Discontinued Operations. Effective with the third quarter of 2000, the company took similar action with regard to its gas segment. Results for 1999 have been restated to reflect these changes.

After giving effect to the above reclassifications, consolidated revenue for 2000 was $1.8 billion, up 13 percent from 1999. Consolidated fourth-quarter revenue was $482.3 million, an increase of 22 percent above 1999's fourth-quarter consolidated revenue of $396.3 million. The reclassified gas and electric segments accounted for $597.8 million and $510.8 million of 2000 and 1999 consolidated revenue, respectively and $157.2 million and $119.0 million of fourth-quarter 2000 and 1999 consolidated revenue, respectively.

EBITDA was $509.4 million for 2000, an increase of $128.9 million or 34 percent above 1999 EBITDA of $380.5 million. Fourth-quarter EBITDA was $115.8 million, 63 percent above 1999 fourth-quarter EBITDA of $71.2 million. 2000 fourth-quarter EBITDA includes a $12.8 million EBITDA loss from the company's gas and electric segments due to a $29.7 million charge to earnings in the gas segment resulting from the settlement of a proceeding with the Louisiana Public Service Commission. 1999 fourth-quarter EBITDA included $30.1 million from the company's gas and electric segments.

The consolidated net loss for 2000 was $28.4 million, or 11 cents loss per share, down from last year's consolidated net income of $144.5 million or 55 cents per share. Net income for 1999 included after-tax gains of $136.4 million from sales of investments.

The fourth-quarter 2000 net loss was $40.2 million or 15 cents loss per share, compared to net income of $70.2 million or 27 cents per share in the fourth quarter of 1999. Fourth-quarter 1999 net income included after-tax gains of $93.5 million from sales of investments.

Telecommunications - Incumbent Local Exchange Carrier Segment ("ILEC Segment") 2000 revenue from the company's ILEC Segment was $963.7 million, up 7 percent from $903.2 million for 1999. Acquisitions of approximately 334,500 telephone access lines completed during the second half of fiscal 2000 accounted for $49.5 million of the increase. The remainder is primarily the result of internal growth. Fourth-quarter revenue from this segment was $263.3 million, up 18 percent from $223.7 million for the 1999 fourth quarter.

ILEC Segment EBITDA for 2000 was $434.1 million, up 33 percent from $327.1 million for 1999. Of the ILEC Segment EBITDA for 2000, $34.4 million was contributed by the acquisitions. 2000 and 1999 ILEC Segment EBITDA included $39.9 million and $3.9 million, respectively, of assimilation expense related to the pending acquisitions of telephone access lines. Absent this expense, full year EBITDA from the company's ILEC Segment was $474.1 million, or 43 percent over the prior year's $331.0 million, resulting in an EBITDA margin of 49 percent for 2000 compared to 37 percent for 1999.

ILEC Segment EBITDA for the fourth quarter of 2000 was $122.1 million, up 142 percent from $50.4 million in the fourth quarter of 1999. Of the fourth-quarter ILEC Segment EBITDA, $19.8 million was contributed by the acquisitions. Fourth-quarter 2000 and 1999 ILEC Segment EBITDA included $15.8 million and $3.9 million, respectively, of assimilation expense related to the pending acquisition of telephone access lines. Absent assimilation expense, EBITDA from the company's ILEC Segment was $137.9 million, or 154 percent over $54.4 million in the prior year period, resulting in an EBITDA margin of 52 percent for the 2000 fourth quarter compared to 24 percent in the fourth quarter of 1999.

Competitive Local Exchange Carrier Segment;  Electric  Lightwave,  Inc. (NASDAQ:
ELIX) ("ELI-CLEC") 2000 revenue from ELI-CLEC totaled $244.0 million compared to $187.0 million for 1999, an increase of 30 percent. Fourth-quarter revenue for 2000 was $63.0 million compared to $54.1 million in the prior year's fourth quarter, an increase of 16 percent.

ELI-CLEC EBITDA for 2000 was $1.8 million, a $59.4 million improvement over the $57.6 million EBITDA loss for 1999. ELI-CLEC fourth-quarter EBITDA was $5.1 million, a $14.3 million increase over the $9.2 million EBITDA loss for the 1999 fourth quarter.

Commenting on the results, Citizens' chairman and chief executive officer, Leonard Tow said, "We are pleased with these results as they represent significant milestones for both Citizens and Electric Lightwave. In 2000, Citizens achieved its target of a nearly 50 percent EBITDA margin at its incumbent local exchange business, and Electric Lightwave has reported its second EBITDA-positive quarter. We expect these upward trends to continue as we proceed with our transformation of Citizens."

About Citizens Communications
Citizens Communications serves 1.4 million access lines in 17 states and is acquiring an additional 1.7 million access lines. Citizens owns 85 percent of Electric Lightwave, Inc. (NASDAQ:ELIX), a facilities-based, integrated communications provider that offers a broad range of services to telecommunications-intensive businesses throughout the United States. More information about Citizens can be found at www.czn.net.


This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements (including oral representations) are only predictions or statements of current plans that are constantly under review by the company. All forward-looking statements may differ from actual results because of, but not limited to, changes in the local and overall economy, changes in market conditions for debt and equity securities, the nature and pace of technological changes, the number and effectiveness of competitors in the company's markets, success in overall strategy, changes in legal or regulatory policy, changes in legislation, the company's ability to identify future markets and successfully expand existing ones, the mix of products and services offered in the company's target markets, the effects of acquisitions and dispositions and the ability to effectively integrate businesses acquired. These important factors should be considered in evaluating any statement contained herein and/or made by the company or on its behalf. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company does not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

                                (Table to Follow)

                             Citizens Communications
                           Consolidated Financial Data
                                   (unaudited)

                                                          For the quarter ended           For the year ended
                                                              December 31,                    December 31,
                                                       ----------------------           -------------------------
                                                                                  %                                      %
(Amounts in thousands - except per-share amounts)          2000       1999      Change        2000          1999       Change
                                                       -------------------------------  -------------------------------------
Income Statement Data
Revenue from continuing operations (1)                   $482,339   $396,252       22%     $1,802,358    $1,598,236       13%
Operating income from continuing operations                 6,660    (17,747)    -138%        121,801        70,360       73%
Income from discontinued operations, net of tax             3,495      2,210       58%         11,677         7,887       48%
Net income (2)                                            (40,199)    70,201     -157%        (28,394)      144,486     -120%

EBITDA Data (3)
EBITDA from continuing operations before
  acquisition assimilation expenses                      $131,584    $75,112       75%      $ 549,337     $ 384,461       43%
EBITDA from continuing operations                         115,785     71,196       63%        509,408       380,545       34%
EBITDA from discontinued operations                        11,614      7,481       55%         45,640        36,218       26%
Total Company EBITDA                                      127,399     78,677       62%        555,048       416,763       33%

Per Share Data
Basic net income per share of common stock (2)            $ (0.15)    $ 0.27     -156%        $ (0.11)       $ 0.55     -120%
EBITDA per share from continuing operations                  0.44       0.27       63%           1.95          1.46       34%
EBITDA per share from discontinued operations                0.04       0.03       33%           0.17          0.14       21%
Total Company EBITDA per share                               0.49       0.30       63%           2.12          1.60       33%
EBITDA per share from continuing operations
  before acquisition assimilation expenses                   0.50       0.29       72%           2.10          1.48       42%

Weighted average shares outstanding                       262,269    261,472         -        261,744       260,481         -

(1)  Our Incumbent  Local Exchange  Carrier  (ILEC),  Electric  Lightwave,  Inc.
     (ELI), our Competitive Local Exchange Carrier and our natural gas and electric businesses. The natural gas and electric businesses are presented in continuing operations in selected income statement data. We are reporting our water and wastewater businesses as discontinued operations.
     All prior  years have been  restated  to  conform to current  presentation.
     Continuing operations reflect the elimination of intercompany  transactions
     (see segment footnote in the SEC Form 10-K).
(2) 1999 includes a gain of $69.5 million ($42.9 million net of tax) on the sale of Centennial Cellular stock, a gain of $67.6 million ($41.7 million net of tax) on the disposition of Century Communications Corp. stock and a gain of $83.9 million ($51.8 million net of tax) on the disposition of an interest in a cable joint venture (the Century Communications Corp. and cable joint venture gains occurred in the fourth quarter of 1999).
(3)  EBITDA is Operating income plus depreciation and amortization.

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